Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Jim Sabourin	423 294 6300
	INVESTORS	Thomas A.H. White	423 294 8996
		Matt Barnett	423 294 7498

Unum Chairman Watjen to retire;

Kabat appointed successor

Board leadership transition to take place at 2017 Annual Meeting

CHATTANOOGA, Tenn. (Dec. 8, 2016) – Non-executive Chairman Thomas R. Watjen has informed Unum Group’s (NYSE:UNM) board of directors of his decision to not stand for re-election at the company’s Annual Meeting of Shareholders in May 2017. Watjen’s retirement marks the completion of a two-year leadership transition that began in 2015 when he stepped down as CEO of the company and Richard P. McKenney assumed the role.

“When I became chairman, I committed to a two-year term to ensure continuity during a period of board and management transition,” said Watjen. “I believe this goal has been fulfilled and the transition has been a success, both at the company and board level.”

Upon receiving Mr. Watjen’s notice, the board appointed lead independent director Kevin T. Kabat, retired vice chairman and CEO of Fifth Third Bancorp, as non-executive chairman effective at the Annual Meeting, contingent on his re-election as a director by shareholders.

“I’m honored by the confidence my fellow board members have placed in me, and I look forward to the opportunity to serve as chairman,” said Kabat. “I am deeply humbled to be succeeding Tom Watjen, who has been such an impactful leader in so many ways. His legacy is evident in the strong executive team we have today, which gives me great confidence in our ability to continue delivering value for our shareholders while meeting the financial protection needs of our customers.”

“I fully support the board’s decision to elect Kevin to the chairman role,” added Watjen. “He has been a valuable contributor as both a board member and lead independent director. Our board is as strong as it’s ever been, and Unum is flourishing today under Rick McKenney’s leadership. I feel good about stepping away next year because the company is in such great hands.”

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.7 billion in 2015, and provided $6.8 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2